Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 15, 2005, with respect to the consolidated balance sheet of Euronet Worldwide, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows for the two-years ended December 31, 2004; and our report dated March 15, 2005, with respect to management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, incorporated by reference in this amended registration statement, Form S-3, of Euronet Worldwide, Inc. used to register $140 million of 1.625% Convertible Senior Debentures Due 2024, and to the reference to our firm under the heading “Experts” in the registration statement.

Our report dated March 15, 2005 on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004 contains an explanatory paragraph that states Euronet Worldwide, Inc. acquired Call Processing, Inc. (CPI) and Movilcarga during 2004, and management excluded from its assessment of the effectiveness of Euronet Worldwide, Inc.’s internal control over financial reporting as of December 31, 2004. CPI and Movilcarga’s internal control over financial reporting is associated with total assets of $36.9 million and total revenues of $4.5 million, included in the consolidated financial statements of Euronet Worldwide, Inc. and subsidiaries as of and for the year ended December 31, 2004. Our audit of internal control over financial reporting of Euronet Worldwide, Inc. and subsidiaries also excluded an evaluation of the internal control over financial reporting of CPI and Movilcarga.

/s/ KPMG LLP

Kansas City, Missouri

May 12, 2005